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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 10, 2005, in the Registration Statement (Form S-1 No. 333- as filed on March 11, 2005) and related Prospectus of Warner Music Group Corp. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated December 16, 2004 and July 8, 2004, with respect to the consolidated financial statements and schedules of Warner Music Group Corp. included in its Registration Statement (Form S-4 No. 333-121322) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

March 10, 2005
New York, New York

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Consent of Independent Registered Public Accounting Firm